Exhibit 99.1

Inspire Medical Systems, Inc. Announces Fourth Quarter and
Full Year 2019 Financial Results and Provides 2020 Guidance

MINNEAPOLIS, Minnesota - February 25, 2020 - Inspire Medical Systems, Inc. (NYSE: INSP) ("Inspire"), a medical technology company focused on the development and commercialization of innovative and minimally invasive solutions for patients with obstructive sleep apnea, reported financial results for the quarter and full year ended December 31, 2019 and provided 2020 guidance.

Recent Business Highlights

•Achieved revenue of $26.9 million in the fourth quarter of 2019, a 62% increase over the same quarter last year, and revenue of $82.1 million in full year 2019, a 62% increase over full year 2018
•Provided full year 2020 revenue guidance in the range of $115 million to $119 million, representing growth of approximately 40% to 45% over full year 2019 revenue of $82.1 million
•Activated 33 new U.S. medical centers in the fourth quarter of 2019, bringing the total to 299 U.S. medical centers implanting Inspire therapy
•Created seven new territories, bringing the total to 73 U.S. territories

Inspire added several additional independent coverage policies during the quarter and now has 52 coverage policies, including nine not previously announced, representing a total of approximately 165 million members under policy in the U.S. In addition, all seven Medicare Administrative Contractors ("MACs") have now issued draft local coverage determinations (“LCDs”), covering all 50 states. Five of these MACs have since announced the formal release dates of either March 15, 2020 or April 1, 2020, for their final LCD policies covering Inspire therapy.

“The Inspire team and the healthcare providers who prescribe and support Inspire therapy continue to be fully committed to delivering positive and consistent patient outcomes for those with untreated Obstructive Sleep Apnea,” said Tim Herbert, President and Chief Executive Officer of Inspire Medical Systems. “We continue to execute on our balanced commercial growth strategy, which is primarily focused on the U.S. market, with the objective of first, increasing patient flow at existing centers, and second, training and opening new implanting centers. We are confident that we remain well-positioned for long-term success based on our focus on improving utilization and our conversion rate, further advancements in reimbursement, including Medicare, a growing body of clinical evidence, and a robust R&D platform.”

Fourth Quarter 2019 Financial Results

Revenue was $26.9 million for the three months ended December 31, 2019, a 62% increase from $16.6 million in the corresponding period in the prior year. U.S. revenue for the quarter was $24.9 million, an increase of 68% over the prior year quarter. Fourth quarter European revenue was $2.0 million, an increase of 14% over the fourth quarter of 2018.

Gross margin was 84.2% for the three months ended December 31, 2019, compared to 80.7% for the corresponding prior year period. Gross margins improved due to the introduction of the new sensing lead in the U.S. in February 2019, which has a higher gross margin than the previous sensor, as well as manufacturing efficiencies.

Operating expense was $32.0 million for the fourth quarter of 2019, as compared to $18.3 million in the corresponding prior year period, an increase of 75%. This increase was primarily due to investments in the expansion of the U.S. and European sales organizations, as well as increased direct-to-patient marketing programs, continued product development efforts, and general corporate costs.

Net loss was $9.1 million for the fourth quarter of 2019, as compared to $4.8 million in the corresponding prior year period. The diluted net loss per share for the fourth quarter of 2019 was $0.38 per share, as compared to $0.22 per share in the prior year period.

Full Year 2019 Financial Results

Revenue was $82.1 million in full year 2019, a 62% increase from $50.6 million in the prior year. U.S. revenue for full year 2019 was $73.7 million, an increase of 66% over the prior year. Full year 2019 European revenue was $8.4 million, an increase of 35% over full year 2018.

Gross margin was 83.4% for full year 2019, compared to 80.1% for full year 2018.

Operating expense was $103.3 million for full year 2019, as compared to $60.9 million in full year 2018, an increase of 70%.

Net loss was $33.2 million for full year 2019, as compared to $21.8 million for full year 2018. The diluted net loss per share for full year 2019 was $1.40 per share, compared to $1.50 for full year 2018.

As of December 31, 2019, cash, cash equivalents and investments were $155.7 million, compared to $188.2 million at December 31, 2018.

Full Year 2020 Guidance

Inspire expects full year 2020 revenue to be in the range of $115 million to $119 million, representing growth of approximately 40% to 45% over full year 2019 revenue of $82.1 million. Gross margin for the full year 2020 is anticipated to be in the range of 82% to 84%.

In addition, Inspire increased its guidance on opening new U.S. medical centers to a range of 20 to 24 per quarter in 2020, compared to the prior guidance of 15 to 17 centers per quarter. Inspire also increased its guidance on adding new territories to a range of six to seven new territories per quarter in 2020, compared to the prior guidance of four to five territories per quarter.

Webcast and Conference Call

Inspire’s management will host a conference call after market close today, Tuesday, February 25, 2020, at 5:00 p.m. Eastern Time to discuss these results and answer questions.

Tuesday, February 25th at 5:00 p.m. Eastern Time:
Domestic:   877-407-0792
International:   201-689-8263
Conference ID:   13697809
Webcast:   http://public.viavid.com/index.php?id=137515

To listen to a live webcast, please visit the Investors section of the Inspire website at www.inspiresleep.com. The webcast replay will be available on the Inspire website for two weeks following the completion of the call.

About Inspire Medical Systems

Inspire is a medical technology company focused on the development and commercialization of innovative and minimally invasive solutions for patients with obstructive sleep apnea. Inspire’s proprietary Inspire therapy is the first and only FDA-approved neurostimulation technology that provides a safe and effective treatment for moderate to severe obstructive sleep apnea.

For additional information about Inspire, please visit www.inspiresleep.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts are forward-looking statements, including, without limitation, statements regarding our commercial growth strategy, full year 2020 financial outlook, our expectations to add new U.S. medical centers and territories per quarter in 2020 and the impact of such additions, future positive insurance coverage of Inspire therapy and improvements in market access. In some cases, you can identify forward-looking statements by terms such as ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘expect,’’ ‘‘plan,’’ ‘‘anticipate,’’ ‘‘could,’’ “future,” “outlook,” “guidance,” ‘‘intend,’’ ‘‘target,’’ ‘‘project,’’ ‘‘contemplate,’’ ‘‘believe,’’ ‘‘estimate,’’ ‘‘predict,’’ ‘‘potential,’’ ‘‘continue,’’ or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words.

These forward-looking statements are based on management’s current expectations and involve known and unknown risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, estimates regarding the annual total addressable market for our Inspire therapy in the U.S. and our market opportunity outside the U.S.; future results of operations, financial position, research and development costs, capital requirements and our needs for additional financing; commercial success and market acceptance of our Inspire therapy; our ability to achieve and maintain adequate levels of coverage or reimbursement for our Inspire system or any future products we may seek to commercialize; competitive companies and technologies in our industry; our ability to enhance our Inspire system, expand our indications and develop and commercialize additional products; our business model and strategic plans for our products, technologies and business, including our implementation thereof; our ability to accurately forecast customer demand for our Inspire system and manage our inventory; our dependence on third-party suppliers, contract manufacturers and shipping carriers; consolidation in the healthcare industry; our ability to expand, manage and maintain our direct sales and marketing organization, and to market and sell our Inspire system in markets outside of the U.S.; risks associated with international operations; our ability to manage our growth; our ability to increase the number of active medical centers implanting Inspire therapy; our ability to hire and retain our senior management and other highly qualified personnel; risk of product liability claims; risks related to information technology and cybersecurity; risk of damage to or interruptions at our facilities; our ability to commercialize or obtain regulatory approvals for our Inspire therapy and system, or the effect of delays in commercializing or obtaining regulatory approvals; FDA or other U.S. or foreign regulatory actions affecting us or the healthcare industry generally, including healthcare reform measures in the U.S. and international markets; the timing or likelihood of regulatory filings and approvals; risks related to our debt and capital structure; our ability to establish and maintain intellectual property protection for our Inspire therapy and system or avoid claims of infringement; tax risks; risks that we may be deemed an investment company under the Investment Company Act of 1940; regulatory risks; risks related to our ceasing to qualify as a smaller reporting company or an emerging growth company; the volatility of the trading price of our common stock; and our expectations about market trends. Other important factors that could cause actual results, performance or achievements to differ materially from those contemplated in this press release can be found under the captions “Risk Factors” and "Management's Discussion and Analysis of Financial Condition and Results of Operations“ in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 to be filed with the SEC, as such factors may be updated from time to time in our other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, unless required by applicable law, we disclaim any obligation to do so, even if subsequent events cause our views to change. Thus, one should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Investor & Media Contact:
Bob Yedid
LifeSci Advisors
646-597-6989
Bob@LifeSciAdvisors.com

INSPIRE MEDICAL SYSTEMS, INC.
STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (Unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Revenue	$26,906	$16,559	$82,050	$50,593
Cost of goods sold	4,239	3,193	13,643	10,056
Gross profit	22,667	13,366	68,407	40,537
Operating expenses:
Research and development	3,767	2,152	12,839	7,388
Selling, general and administrative	28,193	16,111	90,465	53,527
Total operating expenses	31,960	18,263	103,304	60,915
Operating loss	(9,293)	(4,897)	(34,897)	(20,378)
Other (income) expense:
Interest income	(776)	(821)	(3,801)	(1,870)
Interest expense	530	689	2,119	3,304
Other (income) expense, net	(7)	13	(12)	16
Total other (income) expense	(253)	(119)	(1,694)	1,450
Loss before income taxes	(9,040)	(4,778)	(33,203)	(21,828)
Income taxes	40	—	40	—
Net loss	(9,080)	(4,778)	(33,243)	(21,828)
Other comprehensive loss:
Unrealized gain (loss) on investments	12	(26)	154	(52)
Total comprehensive loss	$(9,068)	$(4,804)	$(33,089)	$(21,880)
Net loss per share, basic and diluted	$(0.38)	$(0.22)	$(1.40)	$(1.50)
Weighted average common shares used to compute net loss per share, basic and diluted	24,066,898	21,826,590	23,804,452	14,579,662

INSPIRE MEDICAL SYSTEMS, INC.
BALANCE SHEETS (Unaudited)
(in thousands, except share and per share amounts)

	December 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$22,860	$97,288
Investments, short-term	126,605	90,922
Accounts receivable, net	13,131	6,667
Inventories	5,834	2,667
Prepaid expenses and other current assets	2,206	1,734
Total current assets	170,636	199,278
Investments, long-term	6,276	—
Property and equipment, net	3,045	802
Operating lease right-of-use asset	915	—
Other non-current asset	381	—
Total assets	$181,253	$200,080
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$4,459	$3,429
Accrued expenses	12,397	7,726
Total current liabilities	16,856	11,155
Notes payable	24,522	24,926
Other non-current liability	40	—
Total liabilities	41,418	36,081
Stockholders' equity
Common Stock, $0.001 par value, 200,000,000 shares authorized at December 31, 2019 and 2018; 24,107,350 and 23,401,675 shares issued and outstanding at December 31, 2019 and 2018, respectively	24	23
Additional paid-in capital	319,865	310,941
Accumulated other comprehensive income (loss)	102	(52)
Accumulated deficit	(180,156)	(146,913)
Total stockholders' equity	139,835	163,999
Total liabilities and stockholders' equity	$181,253	$200,080